BlackRock

Global Personal Trading Policy
29 October 2020

1.

Introduction

As an employee, you must place the interests of our clients first and avoid transactions, activities and relationships that might interfere or appear to interfere with making decisions in the best interests of clients of BlackRock. For example, you may not induce clients to purchase securities that you own to increase the value of that security. In addition, you must consider, when making a personal investment, whether that transaction may also be appropriate for a client.

2.

Scope

This policy governs the personal trading and investments of all employees and CWK (collectively, “employees”) of BlackRock, Inc. and its subsidiaries (“BlackRock”) globally. It should be read in conjunction with BlackRock’s other compliance policies, including its Code of Business Conduct and Ethics, Global Insider Trading Policy and Global Employee Private Investment Policy.

Please refer to the Personal Trading Summary in Annex 2 for a reference guide to this policy. Japan employees should refer to Annex 3 for additional requirements. This policy applies generally to employees and contingent workers1, except for those contingent workers subject to a contractual arrangement with BlackRock that addresses personal trading, insider trading, and/or similar potential conflicts of interest. Any exceptions to this policy must be pre-approved by Legal & Compliance.

3.

Account Disclosure

3.1 Account Disclosure Required:

You must disclose brokerage or other investment accounts, including private investments, trusts or investment clubs in which you have direct or indirect influence or control (such as joint ownership, trading authorization, or the authority to exercise investment discretion) or a direct or indirect beneficial ownership interest by entering them into the Personal Trading Assistant ("PTA").2

Subject to applicable law, this includes accounts for spouses, domestic partners, dependent children or any other person on behalf of whom you make investment decisions.3 Employees in Canada and Japan should check with their local Legal & Compliance team for how this requirement applies to them.

1 For the purposes of this policy, contingent workers are, generally, temporary workers contracted through a third party to perform a short term, defined time period, or specific project assignment. The policy also applies to interns with a tenure of 6 months or more.

2 Note that employees who are FINRA registered representatives are also required to notify the broker or financial institution maintaining their account that they are employed with BlackRock. Please see the Broker Dealer Written Supervisory Procedures for additional detail.

3 Note that contingent workers are not required to disclose the accounts of spouses or dependent children unless the account is joint or otherwise in the name of the contingent worker as a custodian or trustee.

3.2 Account Disclosure Not Required:

You do not need to disclose accounts that are restricted to hold and trade only the following types of investments:

·

Open-end Mutual Funds (except for BlackRock Open-end Mutual Funds domiciled in the US, which must be disclosed in PTA), Open-End Investment Companies, Unit Trusts, Unit Investment Trusts, SICAVs;

·

Pension arrangements where you do not have investment discretion and where you are not permitted to invest directly in securities (note that this means that transactions in private self-invested pension plans must be pre-cleared);

·

Direct obligations of national government issuers;

·

Certificates of deposit and commercial paper;

·

Money market funds, cash, or cash equivalents;

·

Donation, reward, and debt based crowdfunding initiatives (however, note that equity and investment-based crowdfunding must be pre-cleared);

·

UK venture capital schemes including - Enterprise Investment scheme including Enterprise Investment Zones and Business Premises renovation allowance, Seed Enterprise Investment schemes, Social Investment Tax Relief and/or Venture Capital Trust;

·

Employee Benefit Trust Accounts in Hong Kong and Singapore;

·

Bank Deposit Accounts;

·

401k plans that can only hold and trade open ended mutual funds and;

3.3 Initial Disclosure Requirements for New Employees

3.3.1

Initial Holdings Certification: Within ten days of joining BlackRock, you must provide your securities and futures holdings information, as well as account information for every account required to be disclosed in accordance with Section 3.1. You are required to complete this certification even if you have no accounts or holdings to report in PTA.

3.3.2

Current Information: The information you provide must be current not older than 45 calendar days, prior to your commencing employment with BlackRock.

4.

Approved Broker Requirements for all Accounts

All employees are required to conduct their personal trading through a broker listed on the Global Approved Broker List (an “Approved Broker”).4 Approved Brokers generally provide an electronic feed of employee personal trading activity directly to BlackRock. Brokers that do not provide electronic feeds may pose a risk to BlackRock and, for this reason, any exception to this

4 Note that contingent workers are not required to move their accounts to an Approved Broker.

requirement to maintain account(s) with a Non Approved Broker must be approved by both a member of the Global Executive Committee and Legal & Compliance.5

4.1 Disclosing your Account Information: Except as noted in Section 3.2, all accounts must be disclosed in PTA.

·

Any employee who maintains an account with a broker that does not submit reportable transactions and holdings information to BlackRock via an electronic feed is required to provide such information to BlackRock as follows:

➢

Trade confirmations must be submitted to BlackRock within five (5) calendar days of trade execution; and

➢

Quarterly statements must be submitted to BlackRock within thirty (30) calendar days of quarter end.

·

It is the employee’s obligation to report the information to BlackRock – in instances where the employee arranges for the broker to submit information directly to BlackRock, the employee remains responsible to confirm that documents are submitted, and that the information provided is accurate.

·

If you transact directly with the issuer in a direct stock purchase plan or Dividend Reinvestment Plan (“DRIP”), you must disclose the account information and the name of the transfer agent or bank that executes such transactions to the extent available.

4.2 BlackRock Open-end Funds Domiciled in the US: Shares of BlackRock Open-end Funds domiciled in the US must be held directly through the Fund, BNY Mellon, Merrill Lynch, Fidelity, Charles Schwab, or UBS. Upon commencing employment, you must transfer any existing holdings of shares or units of BlackRock Funds into an account at one of these named brokers.

5.

Transaction Pre-Clearance Requirement

5.1 You must submit a pre-clearance request in PTA and receive an approval before undertaking any personal investment transactions permitted under this policy, including purchases, sales, stock options exercises, ETFs and gifts.

5.2 Pre-clearance approvals, whether for market orders6 or limit orders7, are valid only on the day the approval is received. Your order must be executed by the time the market on which the security is trading closes.

Note: Employees can seek exemption from the preclearance requirement for trades in a spousal account the employee has over which no investment discretion, by reaching out to the Core Compliance team. However, the account disclosure requirement will remain.

5 Note that the Global Approved Broker List includes a limited number of brokers that do not provide electronic feeds, for example, in jurisdictions where electronic feeds generally are not available. Any employee who maintains an account with a broker that does not provide BlackRock with an electronic feed, whether an Approved Broker or not, is responsible for the information delivery requirements in Section 4.1.

6 Buy or sell transactions placed at current market price.

7 Buy or sell transactions placed at a pre-determined price (detailed within the pre-clearance request).

6.

Transactions Not Subject to Pre-Clearance

You are not required to obtain pre-clearance approval to transact in the following:

·

Open-end Mutual Funds, including Labour-Sponsored Funds and shares or units of BlackRock Funds; Open-End Investment Companies, Unit Trusts, Unit Investment Trusts, SICAVs;

Note: Taiwan SITE BlackRock funds must be pre-cleared.

·

Purchases of common stock under an Employee Stock Purchase Plan (note, however, that sales must be pre-cleared);

·

Direct obligations of national government issuers;

·

Certificates of deposit and commercial paper;

·

Foreign exchange;

·

529 Plans, Direct Stock Purchase Plans, and any securities purchased pursuant to a dividend reinvestment plan;

·

Securities acquired by an exercise of rights to the holders of a class of securities (note, that sales must be pre-cleared);

·

Stock dividend, stock split, or other similar corporate distribution;

·

Conversion of employee stock options (note, however, that sales must be pre-cleared);

·

Permissible Futures Transactions;

·

Managed Accounts (as defined below): and/or

·

Transfer of securities with no change in ownership i.e. (from one account to another).

·

Securities acquired through Monthly Investment Plan/Systematic Investment Plan

(note, that sales must be pre-cleared).

7.

Managed Accounts

7.1 While you are required to disclose discretionary managed accounts, you are not required to obtain pre-clearance approval with respect to transactions in the Managed Account provided you obtain written confirmation from the investment adviser/manager, or trustee managing your account that the account is managed on a discretionary basis and/or that you (or, if applicable, your spouse, domestic partner, or dependent child) do not exercise investment discretion or otherwise have direct or indirect influence or control over investment decisions. The investment manager’s written confirmation must be in a form acceptable to Legal & Compliance.

Employees may on a periodic basis be asked to supply a quarterly statement for their managed accounts. Where such requests are made employees must provide the statements to the Legal & Compliance within 30 days of the request.

7.2 Investment Restrictions: The following investments are not permitted in Managed Accounts. It is your responsibility to communicate these investment restrictions to the manager, investment adviser, trustee, or other fiduciary managing your account.

·

Investments in BlackRock, Inc. (BLK);

·

BlackRock Closed-end mutual funds domiciled in the US; and

·

BlackRock Open-end mutual funds domiciled in the US (unless held in a managed account at Merrill Lynch, Fidelity, Charles Schwab, UBS, or directly through the transfer agent, BNY Mellon).

·

Initial public offerings and Private Placements.

7.3 Permitted Investments: All other securities, including BlackRock iShares ETFs and options, and futures are permitted in Managed Accounts.

8.

Prohibited Investments

You are prohibited from transacting in the following:

•

Initial Public Offerings except for investments in mutual saving bank IPOs by depositors or certain offerings directed or sponsored by BlackRock (as may be permitted by Legal & Compliance);

•

Repurchase Agreements;

•

Spread betting on financial markets and instruments;

•

Contracts For Difference (“CFD”) (only prohibited in EMEA and Japan);

•

Options other than Permissible Options Transactions (as defined in Section 9.1);

•

Futures other than Permissible Futures Transactions (as defined in Section 9.2); and/or

•

Limited offerings8 (e.g., private offerings) unless permitted by Legal & Compliance in accordance with the Global Employee Private Investment Policy.

9.

Permissible Options and Futures Transactions

9.1 Options: Subject to pre-clearance, you are permitted to engage in the following listed, exchange-traded options transactions:

·

Options on ETFs and Indices;

8 Limited offerings are private offerings that are exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2), Section 4(a)(5), Rule 504, Rule 505, or Rule 506.

•

Covered Calls – Selling call options against existing, long stock positions of companies included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100 (and transactions to close out these positions); and/or

•

Protective Puts – Buying a put on existing, long stock positions of companies included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100 (and transactions to close out these positions).

9.2 Futures: You are permitted to trade in the following futures:

·

Currency futures;

·

Futures on direct obligations of national government issuers;

·

Physical commodity futures; and/or

·

Futures on Indices.

10.

Blackout Periods – Trading Against Clients

10.1 Specific Knowledge Blackout Period: You may not trade in a security or futures contract at a time when you know of another’s intention to trade that same security or futures contract on behalf of a client.

10.2 Portfolio Employee Blackout Periods:

·

7 Day Blackout Period: Portfolio Employees may not trade in a security or futures contract within 7 calendar days before or after the trade date of a transaction in that security or futures contract with respect to a client/fund account over which the Portfolio Employee’s team has authority.

·

15 Day Blackout Period: Portfolio Employees may not trade in a security or futures contract that the Portfolio Employee is considering, or has considered and rejected for purchase or sale, for a client within the 15 calendar days preceding the proposed trade unless pre-approval is obtained by Legal & Compliance in consultation with the employee’s supervisor.

Portfolio Employee Definition: For purposes of this section, a Portfolio Employee is any employee who has the authority to make investment decisions or direct trades on behalf of a client account/fund or any other employee who provides information or advice to such employee, helps execute such employee’s decisions, or directly supervises such employee, each with respect to a client account/fund.

10.3 Blackout Period Exemptions

Blackout period restrictions do not apply to the following transactions:

·

Transactions not subject to pre-clearance as identified in Section 6; and/or

·

Securities of a company included in the S&P 200, FTSE 100, S&P/TSX 60 or ASX 100.

11.

Ban on Short-Term Trading Profits

You may not profit from the purchase then sale, or the sale then purchase, of the same security within a 60-calendar day period[1]. The profit is calculated from the price differential between the trades, regardless in which account(s) the transactions took place:

•

If selling, you are considered to profit from the sell if the sell price is higher than the price(s) at which it was bought within the last 60 calendar days;

•

If buying, you are considered to profit from the buy if the purchase price is lower than the price(s) at which it was sold within the last 60 calendar days.

This restriction does not apply to the following transactions at the discretion of Legal & Compliance:

•

Transactions not subject to pre-clearance as identified in Section 6

•

Securities of a company included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100;

•

Permissible options on securities of a company included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100;

•

ETFs listed on Annex 1;

•

Options on ETFs listed on Annex 1 (excludes Japan employees);

•

Options on Indices consisting of 100 or more components; and/or

•

Transactions in BlackRock, Inc. (BLK) during open window periods and with prior pre- clearance approval. (Note, day trading is not permitted in BLK).

12.

Private Investment Pre-Approval Process

12.1 Private Investment Questionnaire: Private investments (including hedge funds, private equity funds, or private placements of securities) must be pre-approved by Legal & Compliance. To obtain approval, you must complete and submit a Private Investment Questionnaire to the alias on the questionnaire. You may make the private investment only after obtaining prior written approval from Legal & Compliance. Please consult the Global Employee Private Investment Policy for additional details.

[1]

Short Term Trading profit requirement:

•

The short-term trading profit requirement identifies a profit based on price per share from the purchase and sale, or sale and purchase of the same security traded within 60 calendar days, regardless of which account (s) the security was traded in.

•

The policy does not consider the loss made on the accumulated position, even if the entire position is sold then subsequently, shares are bought back within 60 calendar days.

•

Additionally, commission and other fees are not considered when determining profit/loss.

13.

Trading in BlackRock, Inc. (BLK)

13.1 Trading Window: You may only transfer, gift, or trade (purchase, sell, or exercise employee stock options) BLK during open trading window periods. You will be notified of these window periods by an email notification sent by Legal & Compliance to all employees announcing the opening and closing date of the trading window.

13.2 Pre-Clearance of BLK is required: Even during open trading windows, you are required to pre-clear all of your transactions in BLK. This includes purchases, sales, stock option exercises and gifts.

➢

Pre-Clearance and BlackRock’s Employee Stock Purchase Plan (ESPP): You are required to pre-clear sales of BlackRock common stock from BlackRock’s ESPP (purchases in the ESPP do not require pre-clearance).

13.3 Restrictions on Trading in BlackRock, Inc. (BLK): You may not:

➢

Trade in options or warrants on BLK;

➢

Engage in any day trading (buying and selling the same security during one calendar day);

➢

Engage in any short selling of BLK; and/or

➢

Purchase any single-stock futures contracts on BLK.

14.

Insider Trading

You must comply with BlackRock's Global Insider Trading Policy at all times, including when conducting your personal trading. In addition, you must notify Legal & Compliance immediately if you receive, or expect to receive, material non-public information. Legal & Compliance will determine the restrictions, if any, that will apply to your communications and business activities while in possession of that information.

15.

Personal Trading Violations

Employee personal trading is subject to monitoring by BlackRock. BlackRock will determine on a case by case basis what remedial action should be taken in response to any violation. This may include disgorgement of profits and/or limiting an employee’s personal trading for some period. Violations of this policy, including but not limited to violations relating to trading activity and the obligation to provide information to BlackRock, may result in disciplinary action, up to and including termination.

16.

Annual Certification

You must attest annually that the account information and securities and futures holdings you have reported to BlackRock are accurate and complete.

Policy Owner

For any questions or clarification of the policy, please reach out to Core Compliance Team, Susan Seidel (Policy Owner) or refer to the FAQs by clicking here.

Contact Details
APAC	34-3000	APACPTAHelp@blackrock.com
EMEA	23-3332	EMEACompliancePersonalTrading@blackrock.com
AMRS	10-3700	PTA-Help@blackrock.com